EXHIBIT 10.8

NORTH PENN BANK

Supplemental Executive Retirement Agreement

THIS SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT (the “Agreement”) is entered into this 14th day of December, 2004, by and between NORTH PENN BANK (the “Bank”), a Pennsylvania-chartered savings bank located in Scranton, Pennsylvania, and THOMAS J. DZIAK (the “Executive”), intending to be legally bound hereby.

The purpose of this Agreement is to provide specified benefits to the Executive, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Bank. This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time. The Bank will pay the benefits from its general assets.

AGREEMENT

Article 1

Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1

“Accrual Balance” means the liability that should be accrued by the Bank, under Generally Accepted Accounting Principles (“GAAP”), for the Bank’s obligation to the Executive under this Agreement, by applying Accounting Principles Board Opinion Number 12 (“APB 12”) as amended by Statement of Financial Accounting Standards Number 106 (“FAS 106”) and the Discount Rate. Any one of a variety of amortization methods may be used to determine the Accrual Balance, provided such method meets the GAAP requirement of being rational and systematic. In addition, once chosen, the method must be consistently applied.

1.2

“Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive determined pursuant to Article 4.

1.3

“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4

“Change in Control” means any of the following:

1.4.1

a merger, consolidation or division involving North Penn Bank; or

1.4.2

a sale, exchange, transfer or other disposition of substantially all of the assets of North Penn Bank; or

1.4.3

a purchase by North Penn Bank of substantially all of the assets of another entity, unless (x) such merger, consolidation, division, sale, exchange, transfer, purchase or disposition is approved in advance by a majority of the members of the Board of Directors of North Penn Bank who are not interested in the transaction and (y) a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction and of the Board of Directors of such entity’s parent corporation, if any, are former members of the Board of directors of North Penn Bank; or

1.4.4

any other change in control of North Penn Bank similar in effect to any of the foregoing.

1.5

“Code” means the Internal Revenue Code of 1986, as amended.

1.6

“Disability” means the Executive’s incapacitation by accident, sickness or otherwise which renders Executive mentally or physically incapable of performing the services required by the Executive for the entire period of six (6) consecutive months.

1.7

“Discount Rate” means the rate used by the Plan Administrator for determining the Accrual Balance. The initial Discount Rate is 6.50 percent. However, the Plan Administrator, in its sole discretion, may adjust the Discount Rate to maintain the rate within reasonable standards according to Generally Accepted Accounting Principles (“GAAP”).

1.8

“Effective Date” means July 1st, 2004.

1.9

“Involuntary Early Termination” means that the Executive, prior to Normal Retirement Age, has been notified in writing that employment with the Bank is terminated for reasons other than termination for Cause, Disability, Voluntary Early Termination or following a Change in Control.

1.10

“Normal Retirement Age” means the Executive’s 65th birthday.

1.11

“Normal Retirement Date” means the later of the Normal Retirement Age or Termination of Employment.

1.12

“Plan Administrator” means the plan administrator described in Article 8.

1.13

“Plan Year” means each consecutive twelve (12) month period commencing on July 1st and ending the following June 30th. The initial Plan Year shall commence on the Effective Date.

1.14

“Termination of Employment” means that the Executive ceases to be employed by the Bank for any reason whatsoever other than by reason of a leave of absence, which is approved by the Bank. For purposes of this Agreement, if there is a dispute over the employment status of the Executive or the date of the Executive’s Termination of Employment, the Bank shall have the sole and absolute right to decide the dispute.

1.15

“Voluntary Early Termination” means that the Executive, prior to Normal Retirement Age, has terminated employment with the Bank for reasons other than termination for Cause, Disability, Involuntary Early Termination, or following a Change in Control.

Article 2

Benefits During Lifetime

2.1

Normal Retirement Benefit. Upon Termination of Employment on or after the Normal Retirement Age for reasons other than death, the Bank shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Article.

2.1.1

Amount of Benefit. The annual benefit under this Section 2.1 is EIGHTY THREE THOUSAND DOLLARS ($83,000).

2.1.2

Payment of Benefit. The Bank shall pay the benefit to the Executive in twelve (12) equal monthly installments commencing within ninety (90) days following the Executive’s Normal Retirement Date, and payable on the first of each month thereafter. The annual benefit shall be paid to the Executive for ten (10) years.

2.2

Voluntary Early Termination Benefit. Upon Voluntary Early Termination, the Bank shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Article.

2.2.1

Amount of Benefit. The annual benefit under this Section 2.2 is the Voluntary Early Termination Benefit set forth on Schedule A for the Plan Year that ended immediately prior to the date on which Termination of Employment occurs. This benefit is determined by vesting the Executive in one hundred percent (100%) of the Accrual Balance.

2.2.2

Payment of Benefit. The Bank shall pay the benefit to the Executive in twelve (12) equal monthly installments commencing within ninety (90) days following the Executive’s Termination of Employment, and payable on the first of each month thereafter. The annual benefit shall be paid to the Executive for ten (10) years.

2.3

Involuntary Early Termination Benefit. Upon Involuntary Early Termination, the Bank shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Article.

2.3.1

Amount of Benefit. The annual benefit under this Section 2.5 is the Involuntary Early Termination Benefit set forth on Schedule A for the Plan Year that ended immediately prior to the date on which Termination of Employment occurs. This benefit is determined by vesting the Executive in the present value of the Normal Retirement Benefit, discounted using a 4.00% discount rate, which is the rate used to project salary increases.

2.3.2

Payment of Benefit. The Bank shall pay the annual benefit to the Executive in twelve (12) equal monthly installments commencing within ninety (90) days following the Termination of Employment, and payable on the first of each month thereafter. The annual benefit shall be paid to the Executive for ten (10) years.

2.4

Disability Benefit. Upon Termination of Employment due to Disability prior to Normal Retirement Age, the Bank shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Article.

2.4.1

Amount of Benefit. The annual benefit under this Section 2.4 is the Disability Annual Benefit set forth on Schedule A for the Plan Year ending immediately prior to the date on which Termination of Employment occurs. This benefit is determined by vesting the Executive in one hundred percent (100%) of the Accrual Balance rolled forward to Normal Retirement Age.

2.4.2

Payment of Benefit. The Bank shall pay the annual benefit to the Executive in twelve (12) equal monthly installments commencing within ninety (90) days following the Normal Retirement Date and payable on the first of each month thereafter. The annual benefit shall be paid to the Executive for ten (10) years.

2.5

Change in Control Benefit. Upon a Change in Control followed by the Executive’s Termination of Employment before Normal Retirement Age, the Bank shall pay to the Executive the benefit described in this Section 2.5 in lieu of any other benefit under this Article.

2.5.1

Amount of Benefit. The annual benefit under this Section 2.5 is the Change in Control Benefit set forth on Schedule A for the Plan Year that ended immediately prior to the date on which Termination of Employment occurs. This benefit is determined by vesting the Executive in the present value of the Normal Retirement Benefit, discounted using a 4.00% discount rate, which is the rate used to project salary increases.

2.5.2

Payment of Benefit. The Bank shall pay the annual benefit to the Executive in twelve (12) equal monthly installments commencing within ninety (90) days following Termination of Employment and payable on the first of each month thereafter. The annual benefit shall be paid to the Executive for ten (10) years.

Article 3

Death Benefits

3.1

Death During Active Service. If the Executive dies while in the active service of the Bank, the Bank shall pay to the Beneficiary the benefit described in this Section 3.1. This benefit shall be paid in lieu of the benefits under Article 2.

3.1.1

Amount of Benefit. The benefit under this Section 3.1 is the Pre-retirement Death Benefit set forth on Schedule A for the Plan Year ending immediately prior to the date on which the death occurs.

3.1.2

Payment of Benefit. Unless otherwise elected by the Executive on the Election Form, the Bank shall pay the benefit to the Beneficiary in a lump sum, within ninety (90) days following receipt by the Bank of the Executive’s death certificate. If the Executive elects an alternative form of payment, the benefit shall be determined by calculating an annuity for the elected number of years based on the present value of the Normal Retirement Benefit, crediting interest on the unpaid balance at an annual rate equal to the yield on a 10-year U.S. Treasury Note, measured as of the end of the month prior to the date of the Executive’s death.

3.2

Death During Benefit Period. If the Executive dies after the benefit payments have commenced under this Agreement but before receiving all such payments, the Bank shall pay the remaining benefits to the Beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

3.3

Death Following Termination of Employment But Before Benefits Commence.  If the Executive is entitled to benefits under this Agreement, but dies prior to receiving said benefits, the Bank shall pay to the Beneficiary the same benefits, in the same manner, they would have been paid to the Executive had the Executive survived; however, said benefit payments will commence within ninety (90) days following receipt by the Bank of the Executive’s death certificate.

Article 4

Beneficiaries

4.1

Beneficiary Designation. The Executive shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefits payable under this Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other benefit plan of the Bank in which the Executive participates.

4.2

Beneficiary Designation: Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent. The Executive’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the

Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive’s death.

4.3

Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

4.4

No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be made to the personal representative of the Executive’s estate.

4.5

Facility of Payment. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct payment of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Executive and the Executive’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such payment amount.

Article 5

General Limitations

5.1

Excess Parachute or Golden Parachute Payment. If the payments and benefits pursuant to this Agreement, either alone or together with other payments and benefits which the Executive has the right to receive from the Bank, would constitute an “excess parachute payment” under Section 280G of the Code, or would be a prohibited golden parachute payment pursuant to 12 C.F.R. §359.2 and for which the appropriate federal banking agency has not given written consent to pay pursuant to 12 C.F.R. §359.4, the payments and benefits pursuant to this Agreement shall be reduced, in the manner determined by the Executive in the case of the application of Section 280G of the Code, by the amount, if any, which is the minimum necessary to result in (i) no portion of the payments and benefits under this Agreement being non-deductible to the Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code, and (ii) no adverse consequence to the Bank under or pursuant to such banking regulations. All benefits payable under this Agreement shall also be subject to limitations or prohibitions imposed by subsequent changes or amendments to the cited laws and regulations except to the extent that any benefits payable under this Agreement are grandfathered or otherwise exempt or excluded from the change or amendment.

5.2

Termination for Cause. Notwithstanding any provision of this Agreement, this Agreement shall terminate automatically for Cause (as defined herein). Prior to any Termination for Cause the Board of Directors shall notify Executive in Writing of its intent to terminate and shall specifically state the reasons therefore. Executive shall be given an opportunity to appear, with counsel, before a meeting of the Board of Directors of North Penn Bank to oppose such termination and to dispute the reasons therefore. The meeting shall be scheduled no fewer than fifteen days and no more than thirty days from the date of the Board’s written notice and the Board’s final decision shall be made at the conclusion of such meeting. In the interim period between the Notice and the Hearing, Executive shall be suspended with full pay and benefits, but shall not perform his duties nor be allowed access to any confidential information. As used in this Agreement, “Cause” shall mean any of the following:

5.2.1

Executive’s willful violation of any law, rule, or regulation (other than traffic violations or similar offenses); or

5.2.2

Executive’s failure to follow the good faith lawful instructions of the Board of Directors of North Penn Bank with respect to their operations following written notice of such instructions; or

5.2.3

Executive’s failure to perform Executive’s duties to North Penn Bank (other than a failure resulting from Executive’s incapacity because of physical or mental illness as provided in Section 1.6, after notice from North Penn Bank and a failure to cure such violation within ten (10) days of said notice, unless it is apparent under the circumstances that Executive is unable to cure such violation, which failure results in injury to North Penn Bank monetarily or otherwise; or

5.2.4

Executive’s intentional violation of any material provision of this Agreement or his willful misconduct; or

5.2.5

Dishonesty or incompetence of the Executive in the performance of his duties; or

5.2.6

Conduct on the part of the Executive which brings public discredit to North Penn Bank; or

5.2.7

Executive’s breach of fiduciary duty involving personal profit involving Executive’s employment or which results in demonstrable material injury to North Penn Bank; or

5.2.8

Executive’s removal or prohibition from being an institution-affiliated party by a final order of an appropriate federal banking agency pursuant to Section 8 (e) of the Federal Deposit Insurance Act or by the Pennsylvania Department of Banking pursuant to state law; or

5.2.9

Executive’s intentional failure to perform stated duties; or

5.2.10

The entry of a final cease and desist order against North Penn Bank; or

5.2.11 In addition to the definitions of “cause” stated in the preceding paragraphs, “cause” is specifically intended to include the following matters as set forth in 12 C.F.R. §563.39(b)(1), to with, termination because of the Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the contract.

5.3

Non-compete Provision. The Executive shall forfeit any unpaid benefits under this Agreement if during the term of his employment and for two (2) years thereafter, the Executive, directly or indirectly, either as an individual or as a proprietor, stockholder, partner, officer, director, employee, agent, consultant or independent contractor of any individual, partnership, corporation or other entity (excluding an ownership interest of five percent (5%) or less in the stock of a publicly-traded company):

5.3.1

becomes employed by, participates in, or becomes connected in any manner with the ownership, management, operation or control of any bank, savings and loan or other similar financial institution located in any county in which a branch office or other facility of the Bank operates if the Executive’s responsibilities will include providing banking or other financial services;

5.3.2

participates in any way in hiring or otherwise engaging, or assisting any other- person or entity in hiring or otherwise engaging, on a temporary, part-time or permanent basis, any individual who was employed by the Bank as of the date of termination of the Executive’s employment;

5.3.3

assists, advises, or serves in any capacity, representative or otherwise, any third party in any action against the Bank or transaction involving the Bank;

5.3.4

sells, offers to sell, provides banking or other financial services, assists any other person in selling or providing banking or other financial services, or solicits or otherwise competes for, either directly or indirectly, any orders, contract, or accounts for services of a kind or nature like or substantially similar to the financial services performed or financial products sold by the Bank (the preceding hereinafter referred to as “Services”), to or from any person or entity from whom the Executive or the Bank, to the knowledge of the

Executive provided banking or other financial services, sold, offered to sell or solicited orders, contracts or accounts for Services during the two (2) year period immediately prior to the termination of the Executive’s employment;

5.3.5

divulges, discloses, or communicates to others in any manner whatsoever, any confidential information of the Bank, to the knowledge of the Executive, including, but not limited to, the names and addresses of customers or prospective customers, of the Bank, as they may have existed from time to time, of work performed or services rendered for any customer, any method and/or procedures relating to projects or other work developed for the Bank, earnings or other information concerning the Bank. The restrictions contained in this subparagraph (v) apply to all information regarding the Bank, regardless of the source who provided or compiled such information. Notwithstanding anything to the contrary, all information referred to herein shall not be disclosed unless and until it becomes known to the general public from sources other than the Executive.

5.4

Judicial Remedies. In the event of a breach or threatened breach by the Executive of any provision of these restrictions, the Executive recognizes the substantial and immediate harm that a breach or threatened breach will impose upon the Bank, and further recognizes that in such event monetary damages may be inadequate to fully protect the Bank. Accordingly, in the event of a breach or threatened breach of these restrictions, the Executive consents to the Bank’s entitlement to such ex parte, preliminary, interlocutory, temporary or permanent injunctive, or any other equitable relief, protecting and fully enforcing the Bank’s rights hereunder and preventing the Executive from further breaching any of his obligations set forth herein. The Executive expressly waives any requirement, based on any statute, rule of procedure, or other source, that the Bank post a bond as a condition of obtaining any of the above-described remedies. Nothing herein shall be construed as prohibiting the Bank from pursuing any other remedies available to the Bank at law or in equity for such breach or threatened breach, including the recovery of damages from the Executive. The Executive expressly acknowledges and agrees that: (i) the restrictions set forth in Section 5.3 hereof are reasonable, in terms of scope, duration, geographic area, and otherwise, (ii) the protections afforded the Bank in Section 5.3 hereof are necessary to protect its legitimate business interest, (iii) the restrictions set forth in Section 5.3 hereof will not be materially adverse to the Executive’s employment with the Bank, and (iv) his agreement to observe such restrictions forms a material part of the consideration for this Agreement.

5.5

Overbreadth of Restrictive Covenant. It is the intention of the parties that if any restrictive covenant in this Agreement is determined by a court of competent jurisdiction to be overly broad, then the court should enforce such restrictive covenant to the maximum extent permitted under the law as to area, breadth and duration.

5.6

Changes in Control. The non-compete provision detailed in Section 5.3 hereof shall not be enforceable following a Change in Control.

5.7

Suicide or Misstatement. No benefits shall be payable if the Executive commits suicide within two years after the date of this Agreement, or if the insurance company denies coverage (i) for material misstatements of fact made by the Executive on any application for life insurance purchased by the Bank, or (ii) for any other reason.

Article 6

Claims and Review Procedures

6.1

Claims Procedure,. An Executive or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

6.1.1

Initiation - Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.

6.1.2

Timing of Bank Response. The Plan Administrator shall respond to such claimant within 90 days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expect to render their decision.

6.1.3

Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

6.1.3.1

The specific reasons for the denial,

6.1.3.2

A reference to the specific provisions of the Agreement on which the denial is based,

6.1.3.3

A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

6.1.3.4

An explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and

6.1.3.5

A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

6.2

Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

6.2.1

Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

6.2.2

Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3

Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4

Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within 60 days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

6.2.5

Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

6.2.5.1

The specific reasons for the denial,

6.2.5.2

A reference to the specific provisions of the Agreement on which the denial is based,

6.2.5.3

A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

6.2.5.4

A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 7

Amendments and Termination

No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer or officers as may be specifically designated by the Board of Trustees of the Bank to sign on their behalf. Provided, however, in response to legislative or regulatory changes affecting nonqualified deferred compensation plans that would otherwise cause the Executive to be deemed in constructive receipt of benefits under this Agreement, the Bank can amend this Agreement for the sole purpose of complying with such legislative or regulatory changes.

Article 8

Administration

8.1

Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator which shall consist of the Bank’s Board of Trustees, or such committee or person(s) as the Board of Trustees shall appoint. The Executive may be a member of the Plan Administrator. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement.

8.2

Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

8.3

Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

8.4

Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5

Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, death, or Termination of Employment of the Executive, and such other pertinent information as the Plan Administrator may reasonably require.

8.6

Annual Statement. The Plan Administrator shall provide to the Executive, within 120 days after the end of each Plan Year, a statement setting forth the benefits payable under this Agreement.

Article 9

Miscellaneous

9.1

Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the Commonwealth of Pennsylvania, except to the extent preempted by the laws of the United States of America.

9.2

Binding Effect. This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, successors, administrators and transferees.

9.3

Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

9.4

Right of Offset. The Bank shall have the right to offset the benefits against any unpaid obligation the Executive may have with the Bank.

9.5

No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

9.6

Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.7

Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Bank:

Secretary

NORTH PENN BANK

216 Adams Avenue

Scranton, PA 18503

To the Executive:

THOMAS J. DZIAK

________________________

________________________

9.8

Reorganization. The Bank shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Bank hereunder.

9.9

Tax Withholding. The Bank shall withhold any taxes that, in its reasonable judgment, are required to be withheld from the benefits provided under this Agreement. The Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies) .

9.10

Nature of Obligations. Nothing contained herein shall create or require the Bank to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Bank hereunder, such right shall be no greater than the right of any unsecured general creditor of the Bank.

9.11

Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.12

Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

9.13

Waiver. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

9.14

Counterparts. This Agreement may be executed in one or more counterparts, each off which shall be deemed to be an original but all of which together will constitute one and the same instrument.

9.15

Regulatory Prohibition. Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA(12 U.S.C. §1828(k)) and any regulations promulgated thereunder.

IN WITNESS WHEREOF, the Executive and a duly authorized officer of the Bank have signed this Agreement.

EXECUTIVE:	BANK:
NORTH PENN BANK

/s/ Thomas J. Dziak	By:	/s/ John Schumacher
THOMAS J. DZIAK
		Title	Chairman

NORTH PENN BANK

Supplemental Executive Retirement Agreement

BENEFICIARY DESIGNATION FORM

I, THOMAS J. DZIAK, designate the following as Beneficiary of benefits under the Agreement payable following my death:

Primary: ______________________________________ ______________________________________ ______________________________________	_______% _______% _______%
Contingent: ______________________________________ ______________________________________ ______________________________________	_______% _______% _______%

Notes:

•

Please PRINT CLEARLY or TYPE the names of the beneficiaries.

•

To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

•

To name your estate as beneficiary, please write “Estate of [your name]”.

•

Be aware that none of the contingent beneficiaries will receive anything unless ALL of the primary beneficiaries predecease you.

I understand that I may change these beneficiary designations by delivering a new written designation to the Plan Administrator, which shall be effective only upon receipt and acknowledgment by the Plan Administrator prior to my death. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Name:

_____________________________

Signature:

_____________________________

Date: ______________

Received by the Plan Administrator this _____ day of _______________, 2004

By:

_____________________________

Title:

_____________________________

NORTH PENN BANK

Supplemental Executive Retirement Agreement

ELECTION FORM

I, THOMAS J. DZIAK, elect the following method for payment of benefits:

Benefit		Payment of Benefit*
	Lump Sum (Initial)	Equal Monthly Installments for either 24, 60 or 120 months (Initial and indicate number of months)
§ 3.1.2–Death During Active Service

*

Unless otherwise specified in the Agreement, payments shall be made or commence within 90 days following Termination of Employment.

I understand that if the present value of the benefit under Sections 2.2 or 3.1 is less than $50,000, the Bank, in its sole discretion, can choose to pay the benefit to the Beneficiary in a lump sum, regardless of the election above.

Further, I understand I may change this election by delivering a new written election with the Plan Administrator, provided that such election must be delivered at least 13 months prior to the date of the event that triggers benefit payments.  The change of election shall become effective upon the receipt and acknowledgment by the Plan Administrator.

Name:

_____________________________

Signature:

_____________________________

Date: ______________

Received by the Plan Administrator this _____ day of _______________, 2004

By:

_____________________________

Title:

_____________________________

SCHEDULE A

NORTH PENN BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

Thomas J. Dziak

Date	Age	Accrual Balance	Vesting Schedule	Vested Accrual Balance	Voluntary Early Termination Annual Benefit(1)	Involuntary Early Termination Annual Benefit(1)	Disability Benefit(2)	Change in Control Annual Benefit	Pre-Retirement Lump Sum Death Benefit
7-1-2004	49	$0	100.00%	$0	$0	$44,751	$0	$44,751	$326,522
1-1-2005	49	$11,265	100.00%	$11,265	$1,527	$45,637	$4,103	$45,637	$333,108
1-1-2006	50	$34,921	100.00%	$34,921	$4,733	$47,463	$11,920	$47,463	$346,679
1-1-2007	51	$60,162	100.00%	$60,162	$8,153	$49,361	$19,247	$49,361	$360,803
1-1-2008	52	$87,093	100.00%	$87,093	$11,803	$51,336	$26,114	$51,336	$375,503
1-1-2009	53	$115,827	100.00%	$115,827	$15,697	$53,389	$32,550	$53,389	$390,801
1-1-2010	54	$146,486	100.00%	$146,486	$19,852	$55,525	$38,581	$55,525	$406,723
1-1-2011	55	$179,198	100.00%	$179,198	$24,286	$57,746	$44,235	$57,746	$423,294
1-1-2012	56	$214,101	100.00%	$214,101	$29,016	$60,056	$49,533	$60,056	$440,539
1-1-2013	57	$251,341	100.00%	$251,341	$34,063	$62,458	$54,499	$62,458	$458,488
1-1-2014	58	$291,076	100.00%	$291,076	$39,448	$64,956	$59,153	$64,956	$477,167
1-1-2015	59	$333,472	100.00%	$333,472	$45,193	$67,554	$63,515	$67,554	$496,608
1-1-2016	60	$378,706	100.00%	$378,706	$51,324	$70,256	$67,603	$70,256	$516,840
1-1-2017	61	$426,971	100.00%	$426,971	$57,865	$73,067	$71,435	$73,067	$537,897
1-1-2018	62	$478,467	100.00%	$478,467	$64,844	$75,989	$75,026	$75,989	$559,812
1-1-2019	63	$533,413	100.00%	$533,413	$72,290	$79,029	$78,392	$79,029	$582,619
1-1-2020	64	$592,038	100.00%	$592,038	$80,235	$82,190	$81,546	$82,190	$606,356
4-30-2020(3)	65	$612,440	100.00%	$612,440	$83,000	$83,000	$83,000	$83,000	$612,440

(1)

Payments are made in 120 equal monthly installments commencing at Termination of Employment. Refer to Section 2.2 for Voluntary Early Termination and Section 2.3 for Involuntary Early Termination.

(2)

Payments are made in 120 equal monthly installments commencing at Normal Retirement Date. Refer to Section 2.4 for Disability and Section 2.5 for Change in Control.

(2)

This is the date when the Executive reaches his Normal Retirement Age.